PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated January 3, 2017

JPMorgan Chase Financial Company LLC Capped Airbag Absolute Return GEARS

$3,125,000 Linked to the iShares® Nasdaq Biotechnology ETF due January 8, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Capped Airbag Absolute Return GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the iShares® Nasdaq Biotechnology ETF (the “Underlying”). If the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 2.00, up to the Maximum Gain of 35.50%. If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold (85.00% of the Initial Value), JPMorgan Financial will repay your principal amount at maturity and pay a return equal to the absolute value of the Underlying Return (the “Contingent Absolute Return”). However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will have exposure to any additional decline of the Underlying in excess of the Threshold Percentage multiplied by the Downside Gearing. In this case, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. The closing price of one share of the Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features				Key Dates

❑   Enhanced Growth Potential Subject to Maximum Gain — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying, up to the Maximum Gain of 35.50%. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.

❑   Downside Exposure with Contingent Absolute Return at Maturity — If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity and pay the Contingent Absolute Return. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. You may lose some or all of your principal amount. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

				Trade Date			January 3, 2017
				Original Issue Date (Settlement Date)			January 6, 2017
				Final Valuation Date[1]			January 3, 2020
				Maturity Date[1]			January 8, 2020

				[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Capped Airbag Absolute Return GEARS linked to the iShares® Nasdaq Biotechnology ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof. The return on the Securities is subject to, and will not exceed, the Maximum Gain.

Underlying	Upside Gearing	Maximum Gain	Initial Value	Downside Gearing	Downside Threshold	Threshold Percentage	CUSIP/ ISIN
iShares® Nasdaq Biotechnology ETF (IBB)	2.00	35.50%	$270.24	1.17647	$229.70, which is 85% of the Initial Value	15%	48128P332 / US48128P3322

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the iShares® Nasdaq Biotechnology ETF	$3,125,000.00	$1,000.00	$39,062.50	$12.50	$3,085,937.50	$987.50

[1]	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $12.50 per $1,000 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $974.10 per $1,000 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf
♦	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
♦	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the iShares® Nasdaq Biotechnology ETF is a “Fund.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦ You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying.

♦ You believe the closing price of one share of the Underlying will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof, or you believe the Underlying will close at or above the Threshold Percentage on the Final Valuation Date.

♦ You understand and accept that your potential positive downside return from the Contingent Absolute Return is limited by the Downside Threshold.

♦ You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦ You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦ You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying.

♦ You are willing and able to hold the Securities to maturity.

♦ You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

♦ You understand and accept the risks associated with the Underlying.

♦ You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦ You require an investment designed to provide a full return of principal at maturity.

♦ You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying.

♦ You believe the closing price of one share of the Underlying will decline over the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

♦ You seek an investment that has unlimited return potential without a cap on appreciation.

♦ You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦ You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦ You seek current income from your investment or prefer not to forgo dividends paid on the Underlying.

♦ You are unwilling or unable to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦ You do not understand or accept the risks associated with the Underlying.

♦ You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$1,000 per Security
Principal Amount:	$1,000 per Security. The payment at maturity will be based on the principal amount.
Underlying:	iShares® Nasdaq Biotechnology ETF
Term:	Approximately 3 years
Payment at Maturity (per $1,000 principal amount Security):

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + ($1,000 × Underlying Return × Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$1,000 + ($1,000 × Maximum Gain)

If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + ($1,000 × Contingent Absolute Return)

If the Underlying Return is negative, and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + [$1,000 × (Underlying Return
+ Threshold Percentage) × Downside Gearing]

In this scenario, the Contingent Absolute Return will not apply and you will lose 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. You will lose some or all of your principal amount.

Underlying Return:	(Final Value – Initial Value) Initial Value
Contingent Absolute Return:	The absolute value of the Underlying Return. For example, if the Underlying Return is -5%, the Contingent Absolute Return will equal 5%.
Upside Gearing:	2.00
Maximum Gain:	35.50%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Value:	The closing price of one share of the Underlying on the Trade Date
Final Value:	The closing price[1] of one share of the Underlying on the Final Valuation Date
Share Adjustment Factor[1]:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Downside Threshold:	85.00% of the Initial Value, as specified on the cover of this pricing supplement
Threshold Percentage:	15%, if held to maturity
Downside Gearing:	1.17647, equal to 1 / (100% - Threshold Percentage)
[1] The closing price and the Share Adjustment Factor of the Fund are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

Investment Timeline
Trade Date	The Initial Value is observed. The Maximum Gain and the Downside Threshold are determined.

Maturity Date

 The Final Value and the Underlying Return are determined.

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + ($1,000 × Underlying Return ×
Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$1,000 + ($1,000 × Maximum Gain)

If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + ($1,000 × Contingent Absolute Return)

If the Underlying Return is negative, and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Gearing]

Under these circumstances, the Contingent Absolute Return will not apply and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.  The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

A recent IRS notice excludes from the scope of Section 871(m) of the Code instruments issued in 2017 that are not “delta-one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities are not “delta-one” within the meaning of the notice, we expect that Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Downside Threshold. If the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will lose 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 35.50%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Underlying Return times the Upside Gearing is greater than the Maximum Gain.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.
t	The Contingent Absolute Return Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold. If you hold the Securities to maturity and the Underlying Return is negative, JPMorgan Financial will repay your principal amount plus the Contingent Absolute Return, unless the Final Value is below the Downside Threshold. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. The Contingent Absolute Return and any contingent repayment of principal based on whether the Final Value is below the Downside Threshold apply only if you hold your Securities to maturity.
t	Limited Potential Positive Downside Return on the Securities — Any positive downside return on the Securities will be limited by the Downside Threshold because, if the Underlying Return is negative, JPMorgan Financial will pay you the principal amount plus the Contingent Absolute Return at maturity only if the Final Value is greater than or equal to the Downside Threshold. You will not receive a Contingent Absolute Return and will lose some or all of your investment if the Final Value is below the Downside Threshold.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below the Downside Threshold on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal.
t	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities exceeds the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the price of one share of the Underlying;

t	the time to maturity of the Securities;
t	the dividend rates on the Underlying and the equity securities held by the Underlying;
t	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Underlying;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Underlying trade and the correlation among those rates and the price of the Underlying; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

t	Investing in the Securities Is Not Equivalent to Investing in the Underlying or the Equity Securities Held by the Underlying — Investing in the Securities is not equivalent to investing in the Underlying or the equity securities held by the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the Underlying or the equity securities held by the Underlying, such as voting rights, dividend payments or other distributions.
t	Your Return on the Securities Will Not Reflect Dividends on the Underlying or the Equity Securities Held by the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the Underlying or the equity securities held by the Underlying and received the dividends on the Underlying or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Value, which reflects the closing price of one share of the Underlying on the Final Valuation Date without taking into consideration the value of dividends on the Underlying or the equity securities held by the Underlying.
t	No Affiliation with the Underlying or the Issuers of the Equity Securities Held by the Underlying — We are not affiliated with the Underlying or, to our knowledge, the issuers of the equity securities held by the Underlying. We have not independently verified the information about the Underlying or the issuers of the equity securities held by the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying and the issuers of the equity securities held by the Underlying. We are not responsible for the public disclosure of information by the Underlying or the issuers of the equity securities held by the Underlying, whether contained in SEC filings or otherwise.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

Risks Relating to the Underlying

t	There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the Securities.
t	The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Index as well as the Net Asset Value per Share — The Underlying does not fully replicate its Underlying Index (as defined under “The Underlying” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Underlying (such as mergers and spin-offs) may impact the variance between the performances of the Underlying and its Underlying Index. Finally, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

t	Non-U.S. Securities Risk — Some of the equity securities held by the Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
t	The Securities Are Subject to Currency Exchange Risk — Because the prices of some of the equity securities held by the Underlying are converted into U.S. dollars for purposes of calculating the net asset value of the Underlying, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Underlying trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Underlying denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Underlying will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
t	existing and expected rates of inflation;
t	existing and expected interest rate levels;
t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
t	political, civil or military unrest in the countries issuing those currencies and the United States; and
t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	Risks Associated with the Biotechnology and Pharmaceutical Industries — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary line of business is directly associated with the biotechnology or pharmaceutical industry. Market or economic factors impacting biotechnology or pharmaceutical companies could have a major effect on the value of the Underlying. Biotechnology companies depend on the successful development of new and proprietary technologies. There can be no assurance that the development of new technologies will be successful or that intellectual property rights will be obtained with respect to new technologies. The loss or impairment of intellectual property rights may adversely affect the profitability of biotechnology companies. In addition, companies in the biotechnology industry spend heavily on research and development and their products or services may not prove commercially successful or may become obsolete quickly. The risks of high development costs may be exacerbated by the inability to raise prices as a result of managed care pressure, government regulation or price controls. Biotechnology companies can suffer persistent losses during the transition of new products from development to production or when products are or may be subject to regulatory approval processes or regulatory scrutiny and, as a consequence, the earnings of biotechnology companies may be erratic. Companies in the biotechnology industry are also exposed to the risk that they will be subject to products liability claims. Companies involved in the biotechnology industry may be subject to extensive government regulations by the Food and Drug Administration, the Environmental Protection Agency and the U.S. Department of Agriculture, among other foreign and domestic regulators. This regulation may significantly affect and limit biotechnology research, product development and approval of products.

Companies in the pharmaceutical industry are subject to competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting. The profitability of some companies in the pharmaceutical industry may be dependent on a relatively limited number of products. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the pharmaceutical industry are subject to government approvals, regulation and reimbursement rates. The process of obtaining government approvals may be long and costly. Many companies in the pharmaceutical industry are heavily dependent on patents and intellectual property rights. The loss or impairment of these rights may adversely affect the profitability of these companies. Companies in the pharmaceutical industry may be subject to extensive litigation based on product liability and similar claims.

As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.

t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying. If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Securities and any payment on the Securities may be materially and adversely affected.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $1,000 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value of $100, a hypothetical Downside Threshold of $90, a hypothetical Upside Gearing of 1.10, a hypothetical Maximum Gain of 12.00%, a hypothetical Downside Gearing of 1.11111 and a hypothetical Threshold Percentage of 10%. The hypothetical Initial Value of $100 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is based on the closing price of one share of the Underlying on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Maximum Gain, Downside Threshold, Upside Gearing, Downside Gearing and Threshold Percentage are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Initial Value, the Downside Threshold, the Upside Gearing, the Downside Gearing, the Threshold Percentage and the Maximum Gain, and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $1,000 issue price (%)
$200.00	100.00%	$1,120.00	12.00%
$190.00	90.00%	$1,120.00	12.00%
$180.00	80.00%	$1,120.00	12.00%
$170.00	70.00%	$1,120.00	12.00%
$160.00	60.00%	$1,120.00	12.00%
$150.00	50.00%	$1,120.00	12.00%
$140.00	40.00%	$1,120.00	12.00%
$130.00	30.00%	$1,120.00	12.00%
$120.00	20.00%	$1,120.00	12.00%
$111.00	11.00%	$1,120.00	12.00%
$110.91	10.91%	$1,120.00	12.00%
$110.00	10.00%	$1,110.00	11.00%
$108.00	8.00%	$1,088.00	8.80%
$106.00	6.00%	$1,066.00	6.60%
$104.00	4.00%	$1,044.00	4.40%
$102.00	2.00%	$1,022.00	2.20%
$100.00	0.00%	$1,000.00	0.00%
$99.00	-1.00%	$1,010.00	1.00%
$95.00	-5.00%	$1,050.00	5.00%
$90.00	-10.00%	$1,100.00	10.00%
$80.00	-20.00%	$888.89	-11.11%
$70.00	-30.00%	$777.78	-22.22%
$60.00	-40.00%	$666.67	-33.33%
$50.00	-50.00%	$555.56	-44.44%
$40.00	-60.00%	$444.44	-55.56%
$30.00	-70.00%	$333.33	-66.67%
$20.00	-80.00%	$222.22	-77.78%
$10.00	-90.00%	$111.11	-88.89%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The price of the Underlying increases by 2% from the Initial Value of $100 to the Final Value of $102.

Because the Upside Gearing of 1.10 times the Underlying Return of 2% is less than the Maximum Gain of 12.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the Underlying Return times the Upside Gearing, resulting in a payment at maturity of $1,022 per $1,000 principal amount Security, calculated as follows:

$1,000 + ($1,000 × Underlying Return × Upside Gearing)
$1,000 + ($1,000 × 2% × 1.10) = $1,022

Example 2 — The price of the Underlying increases by 11% from the Initial Value of $100 to the Final Value of $111.

Because the Upside Gearing of 1.10 times the Underlying Return of 11% is greater than the Maximum Gain of 12.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 12.00%, resulting in a payment at maturity of $1,120 per $1,000 principal amount Security, calculated as follows:

$1,000 + ($1,000 × Maximum Gain)
$1,000 + ($1,000 × 12.00%) = $1,120

Example 3 — The price of the Underlying increases by 40% from the Initial Value of $100 to the Final Value of $140.

Because the Upside Gearing of 1.10 times the Underlying Return of 40% is significantly greater than the Maximum Gain of 12.00%, JPMorgan Financial will pay you your principal amount plus a return equal to only the Maximum Gain of 12.00%, resulting in a payment at maturity of $1,120 per $1,000 principal amount Security, calculated as follows:

$1,000 + ($1,000 × Maximum Gain)
$1,000 + ($1,000 × 12.00%) = $1,120

Example 4 — The price of the Underlying decreases by 10% from the Initial Value of $100 to the Final Value of $90.

Although the Underlying Return is negative, because the Final Value is equal to the Downside Threshold of 90% and the Contingent Absolute Return is 10%, at maturity, JPMorgan Financial will repay your principal amount plus a return equal to 10%, resulting in a payment at maturity of $1,100 per $1,000 principal amount Security (the maximum payment at maturity if the Underlying Return is negative based on the hypothetical Downside Threshold of $90), calculated as follows:

$1,000 + ($1,000 × Contingent Absolute Return)
$1,000 + ($1,000 × 10%) = $1,100

Example 5 — The price of the Underlying decreases by 40% from the Initial Value of $100 to the Final Value of $60.

Because the Underlying Return is -40% and the Final Value is less than the Downside Threshold of 90%, at maturity, JPMorgan Financial will pay you a payment at maturity of $666.67 per $1,000 principal amount Security, calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Gearing]
$1,000 + [$1,000 × (-40.00% + 10.00%) × 1.11111] = $666.67

If the Underlying Return is negative and the Final Value is less than the Downside Threshold, the Contingent Absolute Return will not apply and investors will lose more than 1% of their principal amount for every 1% that the Underlying has declined in excess of the Threshold Percentage. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The Underlying is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of biotechnology and pharmaceutical equities listed on The NASDAQ Stock Market, which we refer to as the Underlying Index with respect to the Underlying. The Underlying Index with respect to the Underlying is currently the NASDAQ Biotechnology Index®. The NASDAQ Biotechnology Index® is designed to track the performance of a set of securities listed on The NASDAQ Stock Market that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark. For additional information about the Underlying, see Annex A to this pricing supplement.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Underlying, based on daily closing prices of one share of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014, 2015 and 2016. Partial data is provided for the first calendar quarter of 2017. The closing price of the Underlying on January 3, 2017 was $270.24. The closing price of one share of the Underlying was not published on January 2, 2017 due to the New Year’s holiday. We obtained the closing prices of the Underlying above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	$100.16	$92.67	$100.16
4/1/2011	6/30/2011	$109.50	$100.89	$106.66
7/1/2011	9/30/2011	$109.60	$84.77	$93.35
10/1/2011	12/31/2011	$104.35	$89.12	$104.35
1/1/2012	3/31/2012	$124.09	$104.87	$123.30
4/1/2012	6/30/2012	$129.98	$117.74	$129.96
7/1/2012	9/30/2012	$144.74	$129.47	$142.59
10/1/2012	12/31/2012	$147.18	$128.41	$137.22
1/1/2013	3/31/2013	$159.93	$141.62	$159.93
4/1/2013	6/30/2013	$186.18	$159.48	$173.88
7/1/2013	9/30/2013	$211.33	$178.26	$209.60
10/1/2013	12/31/2013	$227.24	$194.50	$227.06
1/1/2014	3/31/2014	$273.23	$223.82	$236.40
4/1/2014	6/30/2014	$257.03	$215.37	$257.03
7/1/2014	9/30/2014	$279.29	$243.07	$273.63
10/1/2014	12/31/2014	$317.20	$255.27	$303.35
1/1/2015	3/31/2015	$366.52	$300.81	$343.43
4/1/2015	6/30/2015	$383.25	$333.66	$368.97
7/1/2015	9/30/2015	$398.00	$289.48	$303.33
10/1/2015	12/31/2015	$343.11	$298.76	$338.33
1/1/2016	3/31/2016	$326.96	$244.04	$260.81
4/1/2016	6/30/2016	$288.34	$241.49	$257.34
7/1/2016	9/30/2016	$300.08	$260.08	$289.46
10/1/2016	12/31/2016	$293.09	$246.87	$265.55
1/1/2017	1/3/2017*	$270.24	$270.24	$270.24

* As of the date of this pricing supplement, available information for the first calendar quarter of 2017 includes data for January 3, 2017. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the daily performance of the Underlying from January 3, 2006 through January 3, 2017, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of $229.70, equal to 85% of the closing price of one share of the Underlying on January 3, 2017.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical closing prices of one share of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Underlying on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Annex A

The iShares® Nasdaq Biotechnology ETF

All information contained in this pricing supplement regarding the iShares® Nasdaq Biotechnology ETF (the “Biotechnology Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The Biotechnology Fund is an investment portfolio of iShares® Trust. BFA is currently the investment adviser to the Biotechnology Fund. The Biotechnology Fund is an exchange-traded fund (“ETF”) that trades on The NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB.”

The Biotechnology Fund seeks to track the investment results, before fees and expenses, of an index composed of biotechnology and pharmaceutical equities listed on NASDAQ, which is currently the NASDAQ Biotechnology Index® (the “Biotechnology Index”). For more information about the Biotechnology Index, please see “— The NASDAQ Biotechnology Index®” below.

The Biotechnology Fund uses a “representative sampling” indexing strategy in attempting to track the performance of the Biotechnology Index. The Biotechnology Fund invests in a representative sample of securities that collectively has an investment profile similar to the Biotechnology Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Biotechnology Index. The Biotechnology Fund may or may not hold all of the securities in the Biotechnology Index.

The Biotechnology Index is a theoretical financial calculation, while the Biotechnology Fund is an actual investment portfolio. The performance of the Biotechnology Fund and the Biotechnology Index may vary due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Biotechnology Fund’s portfolio and the Biotechnology Index resulting from the Biotechnology Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Biotechnology Fund but not to the Biotechnology Index. Because the Biotechnology Fund uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Biotechnology Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA, and the Biotechnology Fund, please see the Biotechnology Fund’s prospectus. In addition, information about iShares® Trust and the Biotechnology Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement

The Biotechnology Index

All information contained in this pricing supplement regarding the Biotechnology Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”). The Biotechnology Index was developed and is calculated, maintained and published by NASDAQ OMX. NASDAQ OMX does not have any obligation to continue to publish, and may discontinue publication of, the Biotechnology Index.

General

The Biotechnology Index is designed to track the performance of a set of securities listed on NASDAQ that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark (“ICB”). The inception date of the Biotechnology Index is November 1, 1993. The Biotechnology Index is reported by Bloomberg L.P. under the ticker symbol “NBI.”

Component Security Eligibility Criteria

To be eligible for initial inclusion in the Biotechnology Index, the issuer of a component security (which can be a common stock, ordinary share, American depositary receipt (“ADR”), share of beneficial interest or limited partnership interest) must meet the following criteria:

•	the component security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or on the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);
•	the issuer of the security must be classified according to the Industry Classification Benchmark as either biotechnology or pharmaceutical;
•	the component security may not be issued by an issuer currently in bankruptcy proceedings;

•	the component security must have a market capitalization of at least $200 million;
•	the component security must have an average daily trading volume of at least 100,000 shares;
•	the issuer of the component security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible for inclusion in the Biotechnology Index;
•	the issuer of the component security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•	the component security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT LLC (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Calculation of the Biotechnology Index

The NASDAQ Biotechnology Index is a modified market capitalization weighted index. The closing level of the Biotechnology Index is calculated as the aggregate values of (x) the index weight of each component security of the Biotechnology Index multiplied by (y) its last sale price on NASDAQ, which may be the NASDAQ Official Closing Price, and then divided by (z) the divisor of the Biotechnology Index, which is a scaling factor. The divisor serves the purpose of scaling the aggregate value to a lower order of magnitude for index reporting purposes. The closing level of the Biotechnology Index reflects the price return of the component securities without regard to cash dividends paid on the component securities. The Biotechnology Index also reflects extraordinary cash dividends.

Biotechnology Index Rebalancing

The Biotechnology Index is rebalanced quarterly. At each quarterly rebalancing, the following methodology is applied to the capitalization of each component security, after applying quarterly changes to the total shares outstanding, to determine each component security’s modified market capitalization weight. Each component security’s index weight is rebalanced so that the maximum index weight of any component security does not exceed 8% and no more than five component securities are at that cap. The excess weight of any capped component security is distributed proportionally across the remaining component securities. If, after redistribution, any of the five highest ranked component securities are weighted below 8%, these securities are not capped. Next, any remaining component securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining component securities. The process is repeated, if necessary, to derive the final modified market capitalization weights of each component security. The new index weight of each component security is calculated by dividing the modified market capitalization weight of each component security by its last sale price as of the close of trading on the last trading day in February, May, August and November. The changes will be effective after the close of trading on the third Friday in March, June, September and December.

Biotechnology Index Evaluation

The component securities of the Biotechnology Index are evaluated annually in December of each year. The eligibility criteria described above are applied using market data through the end of October and is updated for total shares outstanding submitted in a document filed publicly with the SEC through the end of November. Securities meeting the eligibility criteria listed above are included in the Biotechnology Index. Additions and deletions of component securities become effective after the close of trading on the third Friday in December.

Additionally, if at any time during the year other than the time for an evaluation, a component security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion in the Biotechnology Index, the component security will be removed from the Biotechnology Index at its last sale price. If, however, at the time of its removal, a component security is halted from trading on its primary listing market and an official closing price cannot be readily determined, the component security may, in NASDAQ OMX’s discretion, be removed at a price of zero.

Biotechnology Index Maintenance

Changes in the price and/or index weights of component securities driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the changes is made as soon as practicable. However, if the change in total shares outstanding is less than 10%, all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December. The index weights of each component security are adjusted by the same percentage amount by which the total shares outstanding for that component security has changed.

A special cash dividend announced by the listing exchange will result in an adjustment to the last sale price of the relevant component security prior to market open on the ex-date for the special amount distributed.

Ordinarily, whenever there is a change in the index weight of component securities, in the component securities or to the price of a component security due to spin-offs, rights issuances or special cash dividends, the divisor of the Biotechnology Index will be adjusted to ensure that there is no discontinuity in the value of the Biotechnology Index caused by any such change. All changes are announced in advance and are reflected in the Biotechnology Index prior to market open on the relevant date of effectiveness.